Exhibit (a)(24)

For Immediate Release	Media Contact:	Investor Contact:
November 24, 2010	Lori Gorski	Leah Monteiro
	(508) 410-0104	(617) 768-6602
Lori.gorski@genzyme.com
Genzyme Successfully Meets First Milestones of FDA Consent Decree

All Filling and Finishing for U.S. Market Transferred Out of Allston Plant
CAMBRIDGE, Mass. — Genzyme Corporation (NASDAQ: GENZ) announced today that the company has ended fill/finish operations within its Allston plant for products sold in the United States, as required by the FDA consent decree. All fill/finish activities for Cerezyme® (imiglucerase for injection), Myozyme® (alglucosidase alfa), Fabrazyme® (agalsidase beta) and Thyrogen® (thyrotropin alfa for injection) for the U.S. market now take place at Genzyme’s Waterford, Ireland plant, and at an external contract manufacturer. With this move, all previous restrictions on the marketing and distribution of Thyrogen within the United States have been lifted.
All remaining fill/finish activities in Allston for products sold outside of the United States must be ended by August 31, 2011. Genzyme is working closely with regulatory authorities globally to achieve this goal.
About Genzyme
One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with approximately 10,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.
With many established products and services helping patients in 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and immune disease. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.
Important Information
Genzyme has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer by Sanofi-Aventis. Genzyme shareholders are advised to read the company’s Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Genzyme in connection with the tender offer, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors can obtain free copies of these documents from Genzyme by directing a request to

Genzyme successfully meets first milestones of FDA consent decree
Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department. Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.
Genzyme®, Cerezyme®, Myozyme®, Fabrazyme® and Thyrogen® are registered trademarks of Genzyme Corporation. All rights reserved.
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This press release contains forward-looking statements, including the statements regarding: our ability to secure necessary regulatory approvals in advance of the August 31, 2011 deadline to end fill/finish manufacturing operations at Allston for product to be distributed outside of the United States. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the ability to obtain necessary regulatory approvals in the United States and throughout the world in a timely manner, the ability of our third-party fill/finish manufacturer to successfully fill/finish our products, and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2010. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements.